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                                                                     EXHIBIT 1.1



                                  $95,000,000

                          CFW COMMUNICATIONS COMPANY

            13.5% SUBORDINATED NOTES DUE 2011 AND 300,000 WARRANTS

                              PURCHASE AGREEMENT


July 21, 2000
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                                                                   July 21, 2000

WCAS Capital Partners III, L.P.
LTSE Holdings Corporation
c/o WCAS Capital Partners III, L.P.
320 Park Avenue
Suite 2500
New York, NY 10022

Dear Sirs and Mesdames:

          CFW COMMUNICATIONS COMPANY, a Virginia corporation (the "Company"),
(i) proposes to issue and sell to LTSE Holdings Corporation ("LTSE") $95,000,000 principal amount of its 13.5% Subordinated Notes due 2011 (the "Notes") and (ii) proposes to issue and sell to WCAS Capital Partners III, L.P. ("WCAS," and together with LTSE, the "Purchasers") Warrants (the "Warrants"), entitling the holders thereof to purchase initially an aggregate of 300,000 shares of the Company's common stock, no par value (the "Common Stock") at an exercise price of $0.01 per share, subject to adjustment as provided in the Warrants. The Notes and the Warrants are collectively referred to herein as the "Securities."

          LTSE and its direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement relating to the Notes, dated July 26, 2000 between the Company and the Purchasers (the "Note Registration Rights Agreement"), and WCAS and its direct and indirect transferees will be entitled to the benefits of registration rights relating to the Warrants contained in the Amended and Restated Shareholders Agreement dated as of July 26, 2000 among the Company and the other persons listed on the signature pages thereof (the "Warrant Registration Rights Agreement").

          In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the "Preliminary Memorandum") and will prepare a final offering memorandum (the "Final Memorandum" and, with the Preliminary Memorandum, each a "Memorandum") including a description of the terms of the Securities, the terms of the offering and a description of the Company. As used herein, the term "Memorandum" shall include in each case (i) any supplements or amendments thereto and (ii) the portions of documents specifically incorporated by reference therein and any supplements or amendments thereto.

          As used herein, "Material Adverse Effect" or "Material Adverse Change" means with respect to any person, a material adverse effect upon or change in the business, prospects, operations, properties, assets, results of operations or financial condition of such person.

               Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

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          (a)  The Preliminary Memorandum did not contain and the Final
     Memorandum will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Memorandum based upon information relating to any Purchaser furnished to the Company in writing by such Purchaser through you expressly for use therein.

          (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (c) Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than those granted to secure the Credit Facility.

          (d) This Agreement has been duly authorized, executed and delivered by the Company.

          (e) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by LTSE in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture and the Note Registration Rights Agreement.

          (f) The Warrants have been duly authorized and, when executed by the Company and countersigned by WCAS as provided in the Warrant Agreement, and delivered to and paid for by WCAS in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their

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     terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Warrant Registration Rights Agreement.

          (g) The Indenture has been duly authorized and, when executed and delivered by the Company, will be valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (h) The Warrant Agreement has been duly authorized and, when executed and delivered by the Company, will be valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (i) The Note Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnification and contribution under the Note Registration Rights Agreement may be limited under applicable law.

          (j) The Warrant Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnification and contribution under the Warrant Registration Rights Agreement may be limited under applicable law.

          (k) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Warrant Agreement, the Note Registration Rights Agreement, the Warrant Registration Rights Agreement and the Securities will not contravene any provision of applicable law or the articles of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture, the Warrant Agreement, the Note Registration Rights

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     Agreement, the Warrant Registration Rights Agreement or the Securities,
     except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by Federal and state securities laws with respect to the Company's obligations under the Note Registration Rights Agreement and the Warrant Registration Right Agreement.

          (l) (1) There has not occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in the Company and its subsidiaries, taken as a whole, from the description of the Company and its subsidiaries as set forth in the Final Memorandum, (2) there has not occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in R&B Communications, Inc. ("R&B") or its subsidiaries, taken as a whole, that would constitute a Material Adverse Change of the Company, its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, taken as a whole, from the description of the Company and its subsidiaries set forth in the Final Memorandum and (3) there has not occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in the Richmond-Norfolk Operations of PrimeCo that would constitute a Material Adverse Change in the Company, its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, taken as a whole, from the description of the Company and its subsidiaries as set forth in the Final Memorandum.

          (m) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in each Memorandum and proceedings that would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture, the Warrant Agreement, the Note Registration Rights Agreement, the Warrant Registration Rights Agreement or the Securities or to consummate each of the Transactions.

          (n) The Company and its subsidiaries, R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo have all necessary certificates, orders, permits, licenses, authorizations, consents and approvals of and from, and have made all declarations and filings with, all applicable federal, state, local, foreign supranational, national, regional and other governmental authorities and all applicable courts and tribunals, to own, lease, license and use their respective properties and assets and to conduct their respective businesses in the manner described in the Final Memorandum, and none of the Company and its subsidiaries, R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo has received any notice of proceedings relating to revocation or modification of any such certificates, orders, permits, licenses, authorizations, consents or approvals, nor are the Company and its subsidiaries, R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo in violation of, or in default under, any applicable federal, state, local, foreign supranational, national or regional law, regulation, rule, decree, order or judgment applicable to the Company and

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     its subsidiaries and R&B and its subsidiaries and the Richmond-Norfolk
     Operations of PrimeCo, the effect of which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, taken as a whole, except as described in the Final Memorandum.

          (o) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (p) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (q) The Company is not aware of any fact which makes the acquisition of R&B or the Richmond-Norfolk Acquisition unlikely and (ii) none of the Company, R&B and PrimeCo have received any communication from any regulatory authority which would have a Material Adverse Effect on the Company's and PrimeCo's Richmond-Norfolk Operations existing operations, taken as a whole.

          (r) The Asset Exchange Agreement, dated May 17, 2000 between PrimeCo and Virginia RSA 6 Cellular Limited Partnership, with respect to the Richmond-Norfolk Acquisition, has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (s) The Agreement and Plan of Merger, dated June 16, 2000, among the Company, R&B and R&B Combination Company, with respect to the acquisition by the Company of R&B, has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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          (t)  each of (1) the Securities Purchase Agreement dated as of July
     11, 2000 among the Company, Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") and the other purchasers listed on the signature pages thereof (collectively with WCAS, the "Stock Purchasers") with respect to the Series B Preferred Stock of the Company (the "Series B Preferred Stock"), (2) the Shareholders Agreement among the Company and the Stock Purchasers dated as of July 11, 2000, and (3) the Warrant Agreement among the Company and the Stock Purchasers dated as of July 11, 2000 has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (u) The Company is not aware of any fact which makes the issuance and sale to WCAS and certain other purchasers of Series C Preferred Stock (the "Series C Preferred Stock") and Series D Preferred Stock (the "Series D Preferred Stock," together with the Series B Preferred Stock and Series C Preferred Stock, the "Preferred Shares") in an amount equal to gross proceeds of $137.5 million unlikely.

          (v) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum under the caption "Use of Proceeds," will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (w) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities, (as those terms are used in Regulation D under the Securities
     Act) or in any manner involving a public offering within the meaning of
     Section 4(2) of the Securities Act.

          (x) None of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S.

          (y)  Assuming the accuracy of the representations of the Purchasers in
     Section 7 herein and their compliance with the covenants and agreements therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement and the Final Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

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          (z)  The Securities satisfy the requirements set forth in Rule
     144A(d)(3) under the Securities Act.

          (aa) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary in the businesses in which they are engaged; none of the Company or any of its subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company or any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, except as described in the Final Memorandum and except where such refusal or failure to renew would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (bb) The Company and its subsidiaries keep accurate books and records reflecting their respective assets and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (cc) No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and none of the Company or any of its subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of the Company's or any of its subsidiaries' principal suppliers, manufacturers, customers or contractors which, in either case, may reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, except as described in the Final Memorandum.

          (dd) The Company and its subsidiaries own, possess or license, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them except for such Intellectual Property the absence of which would not reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and none of the Company or any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property (including Intellectual Property which is licensed) or of any facts or circumstances which would

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     render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict or invalidity or inadequacy, would reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (ee) The Company and its subsidiaries have good and marketable title to all material real property owned by them and good title to all other material properties owned by them and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries hold properties described in the Final Memorandum, are in full force and effect, and none of the Company or any of its subsidiaries, has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease.

          (ff) All material United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, federal, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company and its subsidiaries in respect of all federal, state, local and foreign tax liabilities of the Company and its subsidiaries for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect on the Company and its subsidiaries, taken as whole.

          (gg) The Company has an authorized capitalization as set forth in the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized (or ratified) and issued and are fully paid and non-assessable; the shares of the Common Stock initially issuable upon exercise of the Warrants have been duly and validly authorized and reserved for issuance and, when issued, delivered and paid for in accordance with the provisions of the Warrants and the Warrant Agreement, will be duly and validly issued, fully paid and non-assessable.

               Agreements to Sell and Purchase. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby agrees to sell to (i) LTSE $95,000,000 in principal amount of Notes for the price of $82,800,000 and (ii) WCAS 300,000 Warrants for the price of $12,200,000.

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          The Company hereby agrees that, without the prior written consent of the Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company (other than the Credit Facility) or warrants to purchase debt of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement.)

               [RESERVED].

               Payment and Delivery. Payment of the purchase price for the Securities shall be made to or at the direction of the Company by wire or other transfer payable in same day funds against delivery of such Securities for the respective accounts of the Purchasers at 10:00 a.m., New York City time, on July 26, 2000, or at such other time on the same or such other later date, but not later than 4:00 p.m. August 4, 2000, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the "Closing Date".

          Delivery of the Securities shall be at such location as the Purchasers shall reasonably designate at least two business days in advance of the Closing Date. Certificates for the Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The certificates evidencing the Securities shall be delivered to you on the Closing Date for the accounts of the Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Purchasers duly paid, against payment of the purchase price therefor.

               Conditions to the Purchasers' Obligations. The several obligations of the Purchasers to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

          (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

               (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Company's securities or in the rating outlook for the Company by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;

               (ii) there shall not have occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in the Company and its subsidiaries, taken as a whole, from the description of the Company and its subsidiaries set forth in the Final Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your reasonable judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum;

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               (iii)  There shall not have occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in R&B and its subsidiaries, taken as a whole, that would constitute a Material Adverse Change with respect to the Company and its subsidiaries, taken together as a whole, after giving effect to the Transactions, from the description of the Company and its subsidiaries as set forth in the Final Memorandum, that, in your reasonable judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum;

               (iv) (A) There shall exist no fact that, in your reasonable judgment, creates a substantial possibility that the R&B merger will not be consummated and (B) the Company and R&B shall not have received any communication from any regulatory authority which are, in your judgment, reasonably likely to be material and adverse to the business prospects of the Company's existing operations, taken as a whole, that would be material and adverse to the business prospects of the Company and its subsidiaries, taken as a whole, after giving effect to the Transactions.

               (v) There shall not have occurred any Material Adverse Change or any development which is reasonably likely to result in a Material Adverse Change, in the Richmond-Norfolk Operations of PrimeCo that would constitute a Material Adverse Change with respect to the Company and its subsidiaries, taken together as a whole, after giving effect to the Transactions, from the description of the Company and its subsidiaries as set forth in the Final Memorandum, that, in your reasonable judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum; and

               (vi) (A) There shall exist no fact that, in your reasonable judgment, creates a substantial possibility that the Richmond-Norfolk Acquisition will not be consummated and (B) the Company and PrimeCo shall not have received any communication from any regulatory authority which are, in your judgment, reasonably likely to be material and adverse to the business prospects of PrimeCo and the Company's existing operations, taken as a whole, that would be material and adverse to the business prospects of the Company and its subsidiaries, taken as a whole, after giving effect to the Transactions.

          (b) The Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

          The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

          (c) The Purchasers shall have received on the Closing Date an opinion of Hunton & Williams, outside counsel for the Company, dated the Closing Date, in a form satisfactory to the Purchaser.

          (d) The Purchasers shall have received on the Closing Date an opinion of Hunton & Williams, special state regulatory counsel for the Company and R&B, in a form satisfactory to the Purchaser.

          (e) The Purchasers shall have received on the Closing Date an opinion of Wiley, Rein & Fielding, United States regulatory counsel for the Company and R&B, dated the Closing Date, in a form satisfactory to the Purchaser.

          (f) The Purchasers shall have received on the Closing Date an opinion of Wilkinson Barker, regulatory counsel to PrimeCo, dated the Closing Date, in a form satisfactory to the Purchaser.

          The above opinions shall be rendered to the Purchasers at the request of the Company and shall so state therein.

          (g) The Purchasers shall have received such other documents and certificates as are reasonably requested by you or your counsel.

          (h) The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

               Covenants of the Company. In further consideration of the agreements of the Purchasers contained in this Agreement, the Company covenants with the Purchasers as follows:

          (a) To furnish to you in New York City, without charge, prior to 3:00 p.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum and any supplements and amendments thereto as you may reasonably request.

          (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

          (c) If, during such period after the date hereof and prior to the Closing Date, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

          (d) To endeavor to qualify the Securities and shares of the Common Stock issuable upon exercise of the Warrants for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request, and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities.

          (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants to WCAS, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants under state securities laws and all expenses in connection with the qualification of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system and the listing of the shares of the Common Stock issuable upon the exercise of the Warrants on the Nasdaq National Market, (vi) the costs and charges of the Trustee, the Escrow Agent and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, but excluding 50% of any travel and lodging expenses and the cost of any aircraft chartered in connection with the road show, and (ix) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.

          (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities

     Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

          (g) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (h) While any of the Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to each holder of the Securities and to each prospective purchaser designated by such holder the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

          (i) To use its best efforts to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market, and to list the shares of the Common Stock issuable upon exercise of the Warrants on the Nasdaq National Market.

                    None of the Company, its Affiliates or any person acting on its or their behalf (other than the Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Purchasers) will not engage in any selling efforts pursuant to Regulation S.

          (k) To reserve and keep available at all times, free of preemptive rights, shares of the Common Stock for the purpose of enabling the Company to satisfy any obligations to issue the shares of the Common Stock upon exercise of the Warrants.

               Offering of Securities; Restrictions on Transfer. (a) Each Purchaser, severally and not jointly, represents and warrants that such Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB").

          8.        Indemnity and Contribution.

          (a) The Company agrees to indemnify and hold harmless each Purchaser and each person, if any, who controls any Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Purchaser furnished to the Company in writing by such Purchaser through you expressly for use therein; provided however, that the foregoing indemnity agreement with respect to any Preliminary Memorandum shall not inure to the benefit of any Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased the Securities, or any person controlling such Purchaser, if it is established that a copy of the Final Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Purchaser to such person, at or prior to the written confirmation of the sale of the Securities to such person, and if the Final Memorandum (as so amended or supplemented ) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of the Company's failure to provide such Purchaser the Final Memorandum at or prior to the requested delivery of a written confirmation in connection with the sale of Securities to such person.

          (b) Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Purchaser, but only with reference to information relating to such Purchaser furnished to the Company in writing by such Purchaser through you expressly for use in either Memorandum or any amendments or supplements thereto.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution or (iv) the indemnifying party shall have authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by WCAS, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding.

          (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the purchase price of Securities they have purchased hereunder, and not joint.

          (e) The Company and the Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, (i) no Purchaser shall be required to contribute any amount in excess of the amount by which the purchase price it paid exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) the Company's indemnification obligations under this Agreement shall be capped at the purchase price paid by the Purchasers. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities

     Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this
     Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

          (f)  The indemnity and contribution provisions contained in this
     Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Purchaser or any person controlling any Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

               Termination. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc. and the Chicago Board of Options Exchange, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

               Notices. All notices and other communications under this Agreement shall be in writing and mailed, delivered or sent by facsimile transmission to: if sent to the Purchasers, c/o WCAS Capital Partners III, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022, attention: Jonathan M. Rather, facsimile number (212) 893-9559 and if sent to the Company, to 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980, attention: Chief Financial Officer, facsimile number (540) 946-3599.

               Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                                   Very truly yours,

                                   CFW COMMUNICATIONS COMPANY

                                   By: ______________________________
                                       Name:
                                       Title:

Accepted as of the date hereof

WCAS CAPITAL PARTNERS III, L.P.

By: WCAS CP III Associates, L.L.C.,
    its general partner


By: ________________________________
    Name:
    Title: Managing Member


LTSE HOLDINGS CORPORATION


By: ________________________________
    Name:
    Title: